Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

April 30, 2019

InPoint Commercial Real Estate Income, Inc.

2901 Butterfield Road

Oak Brook, Illinois

Ladies and Gentlemen:

We are acting as special tax counsel to InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Company”) in connection with the registration statement on Form S-11, File No. 333-230465 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on April 30, 2019, under the Securities Act of 1933, as amended, to register up to $2,350,000,000 of the Company’s common stock, par value $0.001 per share, consisting of Class A shares, Class T shares, Class S shares, Class D shares and Class I shares. This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

In preparing this opinion letter, we have reviewed the Company’s Articles of Amendment and Restatement, as amended and supplemented, the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement are true, accurate and complete as of the date hereof and that the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement true going forward, (ii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

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For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. Moreover, the Company’s status as a real estate investment trust (“REIT”) at any time during such year and subsequent years is dependent upon, among other things, the Company meeting, on an ongoing basis, the requirements of Sections 856 through 860 of the Code, regarding its income, assets, distributions, and diversity of stock ownership. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT during any particular taxable year. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.

Based on the foregoing, we are of the opinion that:

(i)    Commencing with the taxable year ended December 31, 2017, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s organization and proposed method of operations will enable it to continue to so qualify; and

(ii)    The statements under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on its ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders and the diversity of the Company’s ownership, and upon the Company utilizing any and all appropriate “savings provisions” available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

No opinions other than those expressly contained herein may be inferred or implied. We undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP